Free Writing Prospectus
Filed pursuant to Rule 433;
Registration Statement No. 333-155535

J.P.Morgan

J.P. Morgan ETF Efficiente 5 Index

Performance Update – May 2011

OVERVIEW

JPMorgan ETF Efficiente 5 Index is a J.P. Morgan strategy that seeks to generate returns through investing in exchange traded funds ("ETFs") and a cash index to provide exposure to a universe of diverse assets based on the efficient frontier portfolio analysis approach.



Hypothetical and Actual Historical Performance – April 30, 2001 to April 30, 2011


ETF Efficiente
S&P 500 (Price Return)
Barclays Aggregate Bond Index (Excess Return)
250
200
150
100
50
0
Apr-01
Apr-03
Apr-05
Apr-07
Apr-09
Apr-11

Hypothetical and Actual Historical Volatility – April 30, 2001 to April 30, 2011


ETF Efficiente
S&P 500 Index (Price Return)
Barclays Aggregate Bond Index (Excess Return)
Target Volatility
60.00%
55.00%
50.00%
45.00%
40.00%
35.00%
30.00%
25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
Apr-01
Apr-03
Apr-05
Apr-07
Apr-09
Apr-11

Key Features of the Index

- The strategy is based on a universe of 12 ETFs covering a broad range of assets and geographic regions, and a cash index.
- Monthly rebalancing of portfolio allocation, with all positions financed by short term borrowing of cash.
- Targets a volatility of 5%.
- Levels published on Bloomberg under the ticker EEJPUS5E.

Recent Hypothetical and Actual Index Performance

	April 2011	March 2011	February 2011
Historical Return	1.16%	1.76%	-0.15%

Recent Index Composition

	SPDR S&P 500 ETF Trust	iShares Russell 2000	iShares MSCI EAFE Index Fund	iShares Barclays 20+ Year TR	iShares IBOXX INV GR Corp Bond	iShares IBOXX H/Y CORP BOND	iShares Barclays TIPS Bond	iShares MSCI Emerging Mkt Index	iShares JP Morgan EM Bond Fund	iShares S&P GSCI Cmdty-Indexed Trust	SPDR Gold Trust	iShares DJ US Real Estate	JPMorgan Cash Index USD 3 Month
May 2011	15.00%	10.00%	0.00%	5.00%	0.00%	5.00%	0.00%	0.00%	0.00%	10.00%	10.00%	0.00%	45.00%
Apr 2011	20.00%	5.00%	0.00%	0.00%	0.00%	15.00%	0.00%	0.00%	0.00%	10.00%	0.00%	0.00%	50.00%

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com May 10, 2011

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and Correlation – April 30, 2011

	Three Year Annualized Return	Five Year Annualized Return	Ten Year Annualized Return	Ten Year Annualized Volatility	Ten Year Sharpe Ratio	Correlation
ETF Efficiente Index	4.19%	4.18%	5.55%	5.61%	0.989	100.00%
S&P 500 (Price Return)	-0.53%	0.80%	0.88%	21.43%	0.041	24.97%
Barclays Aggregate Bond Index (Excess Return)	4.32%	3.33%	3.06%	4.02%	0.760	30.65%

Notes on performance, volatility, leverage and Sharpe Ratio statistics

Hypothetical, historical performance measures: Represent the performance of the ETF Efficiente Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels from April 30, 2001 through April 30, 2011, and the actual historical performance of the ETF based on the daily closing level from October 29, 2010 through April 30, 2011, as well as the performance of the S&P 500 Index ("S&P 500"), and the Barclays Aggregate Bond Index (Excess Return) over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the ETF Efficiente Index will outperform the S&P 500 Index, the Barclays Aggregate Bond Index (Excess Return) or any alternative investment strategy. Sources: Bloomberg and JPMorgan.

Volatility is calculated from the historical returns, as applicable to the relevant measurement period, of the S&P 500 Index and the Barclays Aggregate Bond Index (Excess Return). Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since April 30, 2001. The **Sharpe Ratio**, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

The back-tested, hypothetical, historical annualized volatility and index leverage have inherent limitations. These volatility and leverage results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and leverage may vary materially from this analysis. Source: Bloomberg and JPMorgan.

Key Risks

- There are risks associated with a momentum-based investment strategy—The ETF Efficiente Index (the "Strategy") is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.
- Correlation of performances among the basket constituents may reduce the performance of strategy—performances among the basket constituents comprising the index from time to time (the "Basket Constituents") may become highly correlated from time to time during the term of your investment. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the Strategy.
- Our affiliate, JPMSL, is the Calculation Agent and may adjust the Index in a way that affects its level—The policies and judgments for which JPMSL is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor in securities linked to the Index.
- The Index may not be successful, may not outperform any alternative strategy related to the Basket Constituents, or may not achieve its target volatility of 5%.
- The investment strategy involves quarterly rebalancing and maximum weighting caps applied to the Basket Constituents by asset type and geographical region.
- Changes in the value of the Basket Constituents may offset each other.
- An investment linked to the Index is subject to risks associated with non-U.S. securities markets, such as emerging markets and currency exchange risk.
- The Index was established on October 29, 2010 and has a limited operating history

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.

For more information on the Index and for additional key risk information see Page 9 of the Strategy Guide at http://www.sec.gov/Archives/edgar/data/19617/000095010311000060/crt-dp20603_fwp.pdf

DISCLAIMER
JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-155535

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com